EXHIBIT 99.1

PRESS RELEASE  DATED APRIL 15, 2003

BEMIS COMPANY, INC.

222 South Ninth Street

Suite 2300

Minneapolis, MN 55402-4099

For additional information please contact:

Melanie E. R. Miller

Vice President - Investor Relations

and Assistant Treasurer

(612) 376-3030

U.S. DEPARTMENT OF JUSTICE TO BLOCK UPM-KYMMENE ACQUISITION OF MACTAC

MINNEAPOLIS, MINNESOTA, April 15, 2003 - Bemis Company, Inc. (NYSE-BMS) said today that it has received notice of the intent of the U.S. Department of Justice to file a civil antitrust lawsuit to block a subsidiary of UPM-Kymmene from acquiring the Pressure Sensitive Materials Business of Bemis Company.   On August 21, 2002, Bemis Company signed an agreement to sell its pressure sensitive materials business segment to UPM-Kymmene for $420 million in cash.

The Department has also indicated that it expects to initiate a separate criminal investigation into competitive practices in the label stock industry.  Bemis expects to receive a subpoena with regard to this investigation in the future, although a significant amount of documentation has already been provided in conjunction with the proposed transaction.  The Company has received no indication of allegations against Bemis and will continue to fully cooperate with the requests of the Department.

Earnings guidance for 2003 for Bemis Company included only one quarter of operating results for the pressure sensitive materials business segment.  This guidance will be updated during the regular earnings release conference call scheduled for Wednesday, April 23, 2003 at 10:00 a.m.  The conference call will also be webcast and is available at www.bemis.com.

Bemis Company is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, manufacturing, and other companies worldwide. Based in Minneapolis, Minnesota, Bemis employs about 12,000 individuals in 56 manufacturing facilities in 10 countries around the world.  More information about the company is available at our website, www.bemis.com.